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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-17642, Form S-8 No. 33-45131, Form S-8 No. 33-45132, Form S-8
No. 33-62863, Form S-8 No. 33-64860, Form S-8 No. 33-72494, Form S-8 No.
33-77586, Form S-8 No. 33-77590, Form S-8 No. 333-74873, Form S-8 No. 333-68103,
Form S-8 No. 333-61089, Form S-8 No. 333-28009, Form S-4 No. 333-79839, Form S-3
No. 33-85898, Form S-8 No. 333-89127, Form S-3 No. 333-90560 and Form S-8 No.
333-101328) of Intervoice, Inc. and subsidiaries of our report dated May 5, 2003, with respect to the consolidated financial statements and schedule of Intervoice, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended February 28, 2003.


                                                 ERNST & YOUNG LLP

Dallas, Texas
May 27, 2003